EXHIBIT 1

JOINT FILING AGREEMENT

Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc., Waddell & Reed Investment Management Company and Ivy Investment Management Company (the “Filing Persons”), hereby agree to file jointly a Schedule 13G and any amendments thereto relating to the aggregate ownership by each of the Filing Persons of any voting equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, as required by Rule 13d-1 and Rule 13d-2 promulgated under the Securities Exchange Act of 1934.  Each of the Filing Persons agrees that the information set forth in such Schedule 13G and any amendments thereto with respect to such Filing Person will be true, complete and correct as of the date of such Schedule 13G or such amendment, to the best of such Filing Person’s knowledge and belief, after reasonable inquiry.  Each of the Filing Persons makes no representations as to the accuracy or adequacy of the information set forth in the Schedule 13G or any amendments thereto with respect to any other Filing Person.  Each of the Filing Persons shall promptly notify the other Filing Persons if any of the information set forth in the Schedule 13G or any amendments thereto shall become inaccurate in any material respect or if said person learns of information that would require an amendment to the Schedule 13G.

IN WITNESS WHEREOF, the undersigned have set their hands this 1st day of February 2006.

Waddell & Reed Financial, Inc.	Waddell & Reed Financial Services, Inc.

By: /s/ Wendy J. Hills	By: /s/ Wendy J. Hills

Name: Wendy J. Hills	Name: Wendy J. Hills
Title: Vice President	Title: Attorney-In-Fact

Waddell & Reed, Inc.	Waddell & Reed Investment Management Company

By: /s/ Wendy J. Hills	By: /s/ Wendy J. Hills

Name: Wendy J. Hills	Name: Wendy J. Hills
Title: Attorney-In-Fact	Title: Attorney-In-Fact

Ivy Investment Management Company

By: /s/ Wendy J. Hills

Name: Wendy J. Hills
Title: Attorney-In-Fact